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                                                                  Exhibit (a)(4)

                            ENVIROTEST SYSTEMS CORP.
               OFFER TO PURCHASE FOR CASH UP TO 4,444,444 SHARES
                OF ITS CLASS A COMMON STOCK AT A PURCHASE PRICE
              NOT GREATER THAN $4.50 NOR LESS THAN $3.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                 August 19, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer of Envirotest Systems Corp., a Delaware corporation (the "Company"), to purchase up to 4,444,444 shares of its Class A Common Stock, par value $.01 per share, (the "Shares"), at prices not greater than $4.50 nor less than $3.75 per Share, net to the seller in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

    The Company will select the lowest single per Share price (not greater than $4.50 nor less than $3.75 per Share) (the "Purchase Price") that will allow it to purchase 4,444,444 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $4.50 nor less than $3.75 per Share) and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

    The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5 OF THE OFFER TO PURCHASE.

    We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1.  The Offer to Purchase.

        2. The Letter of Transmittal for your use and for the information of your clients.

        3. A letter to shareholders of the Company from Chester C. Davenport, the Chairman of the Company.

        4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).
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        5.  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

        7. A return envelope addressed to Continental Stock Transfer & Trust Company, the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

    The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

    As described in the Offer to Purchase, if more than 4,444,444 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will accept Shares for purchase on a pro rata basis.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO EXECUTIVE OFFICER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED, HOWEVER, THAT CERTAIN OF ITS DIRECTORS HOLDING AN AGGREGATE OF 2,664,021 SHARES HAVE RESERVED THE RIGHT TO TENDER SHARES PURSUANT TO THE OFFER BUT HAVE NOT YET DECIDED WHETHER TO DO SO.

    Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                   DONALDSON, LUFKIN & JENRETTE
                                                 SECURITIES CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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